UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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Exchange Act of 1934
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Convert new PDF to Gif — extract is possible to improve resolution UlSCIdl PN 200 and up Forward Looking Information Except forthe historical information contained herein, the information on this web-site contains forward-loo king statements with in the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, changes in laws and regulations affecting the healthcare industry and the risk factors listed from time to time in Forest Laboratories’Annual Reports on Form 10-K [including the Annual Report on Form 10-K for the fiscal year ended March 31,2011), Quarterly Reports on Form 10-Q, and anysubsequent SEC filings. Important Additional Information Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemedto be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2011 Annual Meeting. On July 18, 2011, Forest Laboratories filed a definitive proxy statement (as it may be amended, the JProxy Statement’} with the U.S. Securities and Exchange Commission (the “SECl in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY BECOME AVAILABLE AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including in Appendix B thereto. Shareholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC’s website atwww.s&c.gov. Copies are also available at no charge at Forest Laboratories’ website atwww.frn.com or by writing to Forest Laboratories at 909 Third Avenue. New York. New York 10022.

Welcome Welcome to ourwebsite. Here you can find information pertaining to Forest Laboratories. Inc. and our 2011 Annual Meeting of Stockholders, which will be held on Thursday, August 18, 2011 in New York, New York. The votes of Forest stockholders are very important at this critical juncture in the Company’s history. Your Board has nominated 10 highly qualified candidates to serve on Forest’s Board, including 7 incumbent directors and 3 new independent nominees. If elected, our nominees are committedto representing the best interests of all Forest stockholders, and your Board urges you to vote FOR Forest’s entire slate by using the WHITE proxy card that you have received from Forest. You can findvoting instructions, biographies of our nominees, relevant letters to stockholders, our proxy statement and any amendments or supplements to it. and otner useful information on this website. We encourage you to read all the materials carefully. We-tinank you for your support. 6 Press Releases \S Shareholder Letters iJU Presentations B SEC Filings 07.1S.11 Forest Laboratories Files Q7.1S.11 JulvlSth Shareholder Letter To come. 07.1B.11 Notice of 2011 Annual Meeting of Definitive Proxy Materials For Stockholders Annual Meeting To Be Held On more > 07.12.11 Letter to our Shareholders Au oust 1S. 2011 07.OB. 11 Preliminary Proxy Statement 07.1S.11 Forest Laboratories Announces Director Nominees for Election at 06.21.11 Preliminary Proxy Statement ‘.) 2011 Annual Meeting more > more > HOME | PRESSRELEASES SHAREHOLDER LETTERS PRESEMTATIOHS OUR NOMINEES SEC FILINGS CONTACT

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Date	Title	PDF
07.18.2011	Forest Laboratories Files Definitive Proxy Materials For Annual Meeting To Be Held On August 18, 2011	
07.18.2011	Forest Laboratories Announces Director Nominees for Election at 2011 Annual Meeting	
06.13.2011	Forest Laboratories Receives Notice of Director Nominations	

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Forest Laboratories Files Definitive Proxy Materials For Annual Meeting To Be Held On August 18, 2011

Sends Letter Recommending Shareholders Support its 10 Highly Qualified Director Nominees

NEW YORK, July 18, 2011 — Forest Laboratories, Inc. (NYSE: FRX) ("Forest") today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (SEC) in connection with its 2011 Annual Meeting of Shareholders, which will be held on August 18, 2011. Forest shareholders of record as of the close of business on June 24, 2011 are entitled to vote at the 2011 Annual Meeting.

The Board of Directors of Forest has also sent a letter to its shareholders outlining Forest's long history of strong execution and delivering shareholder value. The letter urges shareholders to vote for Forest's strong slate of nominees, which includes seven incumbent directors and three new, highly qualified candidates.

For information about Forest's 2011 Annual Meeting of Shareholders, please visit: www.FRX2011annualmeeting.com

The text of the letter follows:

July 18, 2011

Dear Fellow Shareholders,

The Board of Directors and senior management of Forest Laboratories, Inc. are committed to moving your company forward with one clear priority: delivering value for our shareholders.

Forest Has a Long History of Strong Execution and Delivering Shareholder Value, and a New Pipeline to Build Value in the Future

Forest's track record of developing new products is one of the strongest in the industry. Over the last 10 years, Forest has received seven novel drug approvals, including four in the last five years, outpacing not only its specialty pharmaceutical peers but also some of the world's largest global pharmaceutical companies.

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Forest Laboratories Announces Director Nominees for Election at 2011 Annual Meeting

Nominates Seven Incumbents and Three New Directors; New Candidates Strengthen Company Slate with Additional Financial, Operational and Corporate Governance Expertise

Annual Meeting Date Set For August 18, 2011; Record Date Is June 24

NEW YORK, July 18, 2011 — Forest Laboratories, Inc. (NYSE: FRX) today announced that it will nominate a slate of ten candidates for election to the Company's Board of Directors at the 2011 Annual Meeting of Shareholders on August 18, 2011.

In addition to seven incumbent director candidates, the slate includes three new independent nominees: Christopher J. Coughlin, former Executive Vice President and Chief Financial Officer of Tyco International; Gerald M. Lieberman, former President and Chief Operating Officer of AllianceBernstein; and Brenton L. Saunders, Chief Executive Officer of Bausch + Lomb.

"We are nominating an exceptionally strong slate of candidates who will work on behalf of all investors and ensure board level focus on maximizing the potential of Forest's robust pipeline, which is one of the most promising in the industry," said Kenneth E. Goodman, Presiding Independent Director of the Forest Board. "In addition to our seven highly qualified incumbent directors, I am pleased that we have three outstanding new candidates who will bring fresh eyes and valuable experience to the Forest Board. Our new candidates are extremely well regarded, accomplished professionals and financial experts with diversified skills, broad experience in domestic and international business and proven track records. We believe our entire slate is extremely well qualified to lead the Company through its future growth and development."

Howard Solomon, the Company's Chairman, Chief Executive Officer and President, added: "On behalf of the Board and the entire Company, I want to express our deepest appreciation and respect for the many contributions over the years of Directors William Candee and George Cohan, who will not stand for re-election at this year's meeting."

Mr. Solomon continued: "Forest is continuing to perform well, having grown net revenues by 8%, operating income by 41% and net income by 53% in fiscal 2011. The Company has also returned $4.4 billion in capital to shareholders through repurchases since 2005, including a $500 million share buyback program

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Forest Laboratories Receives Notice of Director Nominations

NEW YORK, June 13, 2011 — Forest Laboratories, Inc. (NYSE: FRX) today announced that it has received notice from High River Limited Partnership, an entity affiliated with Carl C. Icahn, of its intention to nominate four individuals for election to Forest's nine-member Board of Directors at the Company's 2011 Annual Meeting. The individuals are Dr. Alexander J. Denner, Dr. Richard Mulligan, Professor Lucian A. Bebchuk and Dr. Eric J. Ende. High River Limited Partnership also notified the Company that it and its affiliated entities own options and shares representing beneficial ownership of approximately 6.5% of the Company's outstanding shares in the aggregate.

The Nominating and Governance Committee of Forest's Board will evaluate the nominees and make a recommendation. All of the Company's directors are up for reelection at the 2011 Annual Meeting.

Howard Solomon, Chairman, Chief Executive Officer and President of Forest, said, "While we have not yet had a chance to meet with Mr. Icahn to discuss his ideas for the Company, we welcome constructive input from all of our shareholders.

"Forest Laboratories is strong and performing well. Over the last 12 months, our share price has increased 47.5% versus 16.9% for the S&P 500. We are very excited about both our portfolio of marketed products and the advancement of our robust and dynamic pipeline, including the launch of three products in 2011. We plan to file two New Drug Applications with the U.S. Food and Drug Administration this year and if approved, launch those products next year. That could amount to seven new products launched over a four year time frame, an enviable accomplishment by any pharmaceutical company. We remain committed to creating value for all shareholders. We have returned over $1 billion in capital through share repurchases since 2010 and invested approximately $2.8 billion on product focused acquisitions over the past four years. We are very optimistic about our future prospects and believe we are well positioned to build on our strong track record of success, while continuing to deliver groundbreaking therapies to the patients and communities we serve."

About Forest Laboratories

Forest Laboratories' (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective and respiratory medicine. The Company's pipeline, the most robust in its history, includes product candidates in all stages of development

^^^^ ^B ^^^B ^^^^ ^^ Shareholder Letters Date Title 07182011 July 16th Shareholder Letter HOME PRESSRELEASES SHAREHOLDER LETTERS PRESENTATIONS OUR NOMINEES SEC FILINGS CONTACT

^^^^ ^B ^^^B ^^^^ ^^ Presentations Relevant materials will be posted as soon as they become available. HOME PRESSRELEASES SHAREHOLDER LETTERS PRESENTATIONS OUR NOMINEES SEC FILINGS CONTACT

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Our Nominees

Howard Solomon Director since 1964

Mr. Solomon, 83, is Chairman, Chief Executive Officer and President of Forest. He began his career as an attorney at leading law firms in New York and joined Forest in 1964 as a director and secretary of the Board while serving as outside counsel for the Company. He became CEO of Forest in 1977 and Chairman in 1998. Mr. Solomon is a Trustee of the New York Presbyterian Hospital and previously served on the Board of Cold Spring Harbor Laboratories. He is currently a member of the Executive Committee of the Board of Directors of the Metropolitan Opera and Chairman of its Finance Committee. He also serves on the Board of the New York City Ballet. Mr. Solomon graduated from the City College of New York and holds a J.D. from Yale University.

We believe that Mr. Solomon's experience as a senior executive and leader in our industry, his in-depth knowledge of our Company and its day-to-day operations and his strong record and strategic vision for the Company qualify him to serve on our Board.

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Nesli Basgoz, M.D. Director since 2006

Dr. Basgoz, 53, is the Associate Chief for Clinical Affairs, Division of Infectious Diseases at Massachusetts General Hospital (MGH) and serves on the hospital's Board of Trustees. In addition, Dr. Basgoz is an Associate Professor of Medicine at Harvard Medical School. Previously, she served as Clinical Director in the Infectious Diseases Division of MGH for six years. Dr. Basgoz earned her M.D. Degree and completed her residency in internal medicine at Northwestern University Medical School. She also completed a fellowship in the Infectious Diseases Division at the University of California at San Francisco. She is board certified in both infectious diseases and internal medicine.

Dr. Basgoz's broad medical expertise and nationally recognized leadership in the medical field, as well as her extensive clinical trial experience has equipped her to effectively advise the Board and management with respect to many strategic matters, including navigating regulatory approvals and the clinical trial process. Moreover, her particular expertise in infectious diseases has enabled Dr. Basgoz to advise the Board and management with respect to the Company's current and potential portfolio of drugs within the relevant

Nesli Basgoz, M.D. Director since 2006 Dr. Basgoz, 53, is the Associate Chief for Clinical Affairs, Division of Infectious Diseases at Massachusetts General Hospital (MGH) and serves on the hospital’s Board ofTrustees. In addition, Dr. Basgozis an Associate Professor of Medicine at Harvard Medical School. Previously, she served as Clinical Director in the Infectious Diseases Division of MGH for six years. Dr. BasgozearnedherM.D. Degree and completed her residency in internal medicine at Northwestern University Medical School. She also completed a fellowship in the Infectious Diseases Division at the University of California at San Francisco. She is board certified in both infectious diseases and internal medicine. Dr. Basgoz’s broad medical expertise and nationally recognized leadership in the medical field, as well as her extensive clinical trial experience has equipped herto effectively advise the Board and management with respect to many strategic matters, including navigating regulatory approvals and the clinical trial process. Moreover, her particular expertise in infectious diseases has enabled Dr. Basgoz to advise the Board and management with respect to the Company’s current and potential portfolio of drugs within the relevant indications, including Forest’s recently launchedTeflaro product and other antibiotics under development at the Company. * back to top Christopher J. Coughlin 2011 Director Nominee Mr. Coughlin, 59. most recently served as Executive Vice President and Chief Financial Officer of Tyco International from 2005 to 2010 and remains an advisor to Tyco. During his tenure, he played a central role in the separation of Tyco into three independent, public companies and provided financial leadership surrounding majortransactions. including the £2 billion acquisition of Broadview Security, among many other responsibilities and accomplishments. Priorto joining Tyco, he worked as the Chief Operating Officer of the Interpublic Group of Companies from June 20Q3to December2Q04. as Chief Financial Officerfrom August2003 to June 2004 and as adirectorfrom July 2003 to July 2004. Previously, Mr. Coughlin was Executive Vice President and Chief Financial Officer of Pharmacia Corporation from 1998 until its acquisition by Pfizer in 2003. Prior to that, he was Executive Vice President of Nabisco Holdings and President of Nabisco International. From 1981 to 1996 he held various positions, including Chief Financial Officer, at Sterling Drug. Mr. Coughlin is currently serving as the lead independent director on the board of Dun & Bradstreet. where he is a member of the Audit Committee andthe Compensation and Benefits Committee. He also serves on the board of Covidien pic, where he is Chair of the Compliance Committee. Mr. Coughlin has a B.S. in accounting from Boston College. Aveteran of service and leadership on public company boards, Mr. Coughlin’s wide array of senior management positions in global companies, pharmaceutical background, finance experience and compliance and governance expertise will further equip the Board in making strategic decisions for the long-term growth of the Company.

Dan L Goldwasser Director since 1977 Mr. Goldwasser. 71, is a practicing attorney and has been a shareholder since 1992 at the lawfirm Vedder Price, P.C., where he is a member of the firm’s Accounting Law Practice Group. Mr. Goldwasser previously served as Chairman of the American Bar Association’s Business Law Section’s Committee on Law and Accounting and as the American BarAssociation’s Co-Chairman ofThe National Conference of Lawyers and Certified Public Accountants. From 2003 to 2006. he also was a member of the Auditing Standards Board of the American Institute of Certified Public Accountants. Mr. Goldwasser holds a BA from Harvard University and an LLB. from Columbia Law School. Mr. Goldwasser’s leadership roles in accounting organization, service on the AJCPA’s Auditing Standards Board, deep expertise in legal, regulatory and accounting matters and his deep understanding of Forest make him a valuable contributor to the Board. * back to top Kenneth E. Goodman Director since 1998 Mr. Goodman. 63. is the former President and Chief Operating Officer of Forest, a position that he heldfrom 199S to 2006. For eighteen years priorthereto, Mr. Goodman served as Forest’s Vice President, Finance and Chief Financial Officer and was named Executive Vice President. Operations in February 199S. From 1975 to 1980. he served as a seniorfmancial officer atWyeth, and before that, as a C.PA at Main Hurdman, which is now part of KPMG LLP. Mr. Goodman currently serves Syracuse University as Vice Chairman of the Board! of Trustees, a member of the Executive Committee and Chairman of the Audit Committee; he previously served as Chairman of the Budget Committee. He is also Chairman of the International Board of Directors of the Israel Cancer Research Fund and Co-Chairman of its New York Board. Mr. Goodman is a C.PA and holds a B.S. degree from The Whitman School of Management at Syracuse University. Mr. Goodman’s intimate knowledge of the Company’s operations, having served as President and Chief Operating Officer of Forest with broad responsibility for sales, commercial operations, compliance, manufacturing operations, information technology and other areas, his substantial expertise in financial matters, and his service as an important interface between management andthe Board as its presiding independent director, make him a valuable member of the Board. * back to top Gerald M. Lieberman 2011 Director Nominee Mr. Lieberman. 64. most recently served as the President and Chief Operating Officer of AllianceBernstein from 2004 to 2009, where he overs aw several critical functions for AllianceBernstein, including finance, global risk management, technology, operations, human resources, and investor and public relations. In addition, he was [i]fv4Ji\[r]>^w42ltSi;si0fling AllianceBernstein’s global integrated platform and enhancing its corporate governance and financial transparency. Priorto joining AllianceBernstein in 1998. Mr. Lieberman

Gerald H. Lieberman 2011 Director Nominee Mr. Lieberman. 64. most recently servetf as the President and Chief Operating Officer of AllianceBernstein from 2004 to 2009. where he overs aw several critical functions for AllianceBernstein, including finance, global risk management, technology, operations, human resources, and- investor and p-ublic relations. In addition, he was instrumental in developing AllianceBernstein’s global integrated platform and enhancing its corporate governance and financial transparency. Priorto joining AllianceBernstein in 1993. Mr. Lieberman held a number of senior positions at Fidelity Investments from 1993 to 199S, including Chief Financial Officer and Chief of Administration and he was a member of Fidelity’s operating committee, reporting directly to the Chairman. Before joining Fidelity, Mr. Lieberman spent 14years with Citicorp, where he served as Senior Human Resources Officer and a member of the policy committee, reporting to the Company’s Chairman and Chief Executive Officer. At Citicorp, he also held several other senior leadership positions, including Chief Executive Officer of Citibank Mexico and Division Head of Latin America. Mr. Lieberman is currently serving as a director at Computershare. He is also a trustee of the University of Connecticut Foundation and was a practicing C.P.A with Arthur Anderson. He received aB.S.from the University of Connecticut and attended New York University’s Graduate School of Business Administration. Mr. Lieberman’s senior roles at AllianceBernstein and Fidelity Investments, premier investment and asset managementfirms. and his breadth and depth of experiences, including his finance and accounting expertise and career-long focus on risk management, enable him to provide important and valuable perspectives to the Board. * back to top Lawrence S. Olanoff, H.D., Ph.D. Director since 2006 Dr. Olanoff, 59, served as Forest’s Chief Operating Officer from 2006 to 2010 and currently serves as Senior Scientific Adviser to the Company. From July 2005 to October 2006, Dr. Olanoff was President and; Chief Executive Officer at Celsion Corporation, an oncology drug development company. He also served as Executive Vice President and Chief Scientific Officer of Forest from 1995to 2005. Priorto joining Forest in 1995. Dr. Olanoff served as Senior Vice President of Clinical Research and Development at Sandoz Pharmaceutical Corporation (now a division of the Novartis Group) and at the Upjohn Company in a number of positions including Corp-orate Vice President of Clinical Development and Medical .Affairs. Over his entire career, he was involved in 30 product approvals. In addition, he is currently an adjunct Assistant Professor and Special Adviser to the President for Corporate Affairs at the Medical University of South Carolina (MUSC), as well as a Director of the MUSC Foundation for Research Development, which is a non-profit foundation created to benefit the university. He holds a Ph.D. in biomedical engineering and an M.D. degree from Case Western Reserve University. Dr. Olanoff s detailed knowledge of the pharmaceutical industry, his broad operational experience and research and development leadership overthe course of his career at Forest, Sandozand Upjohn, including with respect to thirty product approvals, and his service as a senior executive and intimate knowledge of Forest’s operatioi^^mpftwA^Bakalwri an important asset to the Board.

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Lawrence S. Olanoff, M.D., Ph.D. Director since 2006

Dr. Olanoff, 59, served as Forest's Chief Operating Officer from 2006 to 2010 and currently serves as Senior Scientific Adviser to the Company. From July 2005 to October 2006, Dr. Olanoff was President and Chief Executive Officer at Celsion Corporation, an oncology drug development company. He also served as Executive Vice President and Chief Scientific Officer of Forest from 1995 to 2005. Prior to joining Forest in 1995, Dr. Olanoff served as Senior Vice President of Clinical Research and Development at Sandoz Pharmaceutical Corporation (now a division of the Novartis Group) and at the Upjohn Company in a number of positions including Corporate Vice President of Clinical Development and Medical Affairs. Over his entire career, he was involved in 30 product approvals. In addition, he is currently an adjunct Assistant Professor and Special Adviser to the President for Corporate Affairs at the Medical University of South Carolina (MUSC), as well as a Director of the MUSC Foundation for Research Development, which is a non-profit foundation created to benefit the university. He holds a Ph.D. in biomedical engineering and an M.D. degree from Case Western Reserve University.

Dr. Olanoff's detailed knowledge of the pharmaceutical industry, his broad operational experience and research and development leadership over the course of his career at Forest, Sandoz and Upjohn, including with respect to thirty product approvals, and his service as a senior executive and intimate knowledge of Forest's operations combine to make him an important asset to the Board.

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Lester B. Salans, M.D. Director since 1998

Dr. Salans, 75, is a Clinical Professor and member of the Clinical Attending Staff of Internal Medicine at the Mount Sinai Medical School. Prior thereto, Dr. Salans was a senior executive at Sandoz Pharmaceutical Corporation (now a division of the Novartis Group). Dr. Salans is a former Director of the National Institutes of Arthritis, Diabetes, Digestive and Kidney Diseases of the National Institutes of Health. He served as Professor of Medicine and Director of the Division of Endocrinology at the Dartmouth Hitchcock Medical Center, Hanover, from 1968-1975. He also founded and is president of LBS Advisors, Inc., a consultancy serving several pharmaceutical and biotechnology companies, academic institutions, the National Institutes of Health and many investment firms. He serves on the board of directors of PharmaIN Corporation, a biopharmaceutical company. Dr. Salans earned a B.A. from University of Michigan and M.D. from University of Illinois.

Dr. Salans' recognized leadership in the medical field, his varied positions in the pharmaceutical sector, and particular medical expertise in the fields of diabetes mellitus, obesity and endocrinology and clinical research experience bring valuable perspectives to the Board on research and development matters generally and with respect to the Company's current and potential portfolio drugs within such indications. As a practicing physician in addition to his other roles, Dr. Salans bridges the gap between basic science and clinical medicine, enabling him to offer valuable insights to the Board.

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Brenton L. Saunders 2011 Director Nominee

Mr. Saunders, 41, has been the Chief Executive Officer of Bausch + Lomb and a board director since March 2010. Previously, Mr. Saunders served as a senior executive with Schering-Plough from 2003 to 2010, most recently as President of Global Consumer Health Care. He also served as Head of Integration for both Schering-Plough's merger with Merck & Co. and for its $16 billion acquisition of Organon BioSciences. Before joining Schering-Plough, Mr. Saunders was a Partner and Head of the Compliance Business Advisory Group at PricewaterhouseCoopers LLP from 2000 to 2003. Prior to that, he was Chief Risk Officer at Coventry Health Care between 1998 and 1999 and a co-founder of the Health Care Compliance Association in 1995. Mr. Saunders began his career as Chief Compliance Officer for the Thomas Jefferson University Health System. In addition to the Bausch + Lomb board, he serves on the boards of ElectroCore LLC and the Overlook Hospital Foundation. He is also the former Chairman of the New York chapter of the American Heart Association. Mr. Saunders was also recently named to the Federal Reserve Bank of New York's Upstate New York Regional Advisory Board. He received a B.A. from the University of Pittsburgh, an M.B.A. from Temple University School of Business, and a J.D. from Temple University School of Law.

Given Mr. Saunders' leadership experience as CEO of a global, branded healthcare company and deep pharmaceutical experience, he will be an invaluable addition to the Board. In addition to his other attributes, his 15 years of senior compliance experience and broad regulatory expertise at a number of different companies, including Bausch + Lomb and Schering-Plough, will prove particularly valuable.

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Peter J. Zimetbaum, M.D. Director since 2009

Dr. Zimetbaum, 47, has served as Director of Clinical Cardiology at Beth Israel Deaconess Medical Center in Boston (BIDMC) since 2005 and served as Director of Clinical Electrophysiology at BIDMC from 2001 to 2005. Additionally, since 2006, Dr. Zimetbaum has been an Associate Professor of Medicine at the Harvard Medical School (HMS), and he currently serves on the HMS Standing Committee on Conflicts of Interest. Dr. Zimetbaum received his M.D. degree from the Albert Einstein College of Medicine in 1990 and is board certified in both cardiovascular medicine and cardiovascular electrophysiology.

Dr. Zimetbaum's extensive experience in the practice of medicine and clinical trials provides the Board and management with the perspectives of physicians and other healthcare providers who use the Company's products and with insight into the clinical trial process. His expertise in cardiology, including the cardiovascular safety profile of products, is a valuable resource to the Board and management in analyzing and developing current and potential portfolio drugs. In addition, his service on Harvard Medical School's conflict of interest committee provides the Company with important insights on the ethics of healthcare.

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ivii. odunuei s, -4-1, rids Lreen me urnei cab uu Live uniuei ui adustri *• i_urriu dnu d uudiu uneuui sinue wdiuri 2010. Previously, Mr. Saunders served as a senior executive with Schering-Plough from 2003 to 2010. most recently as President of Global Consumer Health Care. He also served as Head of Integration for both Schering-Plough’s merger with Merck & Co. andfor its £16 billion acquisition of Organon BioSciences. Before joining Schering-Plough, Mr. Saunders was a Partner and Head of the Compliance Business Advisory Group at PricewaterhouseCoopers LLPfrom 2000 to 2003. Priortothat. he was Chief Risk Officer at Coventry Health Care between 1993 and 1999 and a co-founder of the Health Care Compliance Association in 1995. Mr. Saunders began his career as Chief Compliance Officerforthe Thomas Jefferson University Health System. In addition to the Bausch + Lomb board, he serves on the boards of ElectroCore LLC and the Overlook Hospital Foundation. He is also the former Chairman of the New York chapter of the American Heart Association. Mr. Saunders was also recently named to the Federal Reserve Bank of New York’s Upstate New York Regional Advisory Board. He received a BA from the University of Pittsburgh, an M.BA from Temple University School of Business, and a J.D. from Temple University School of Law. Given Mr. Saunders’ leadership experience as CEO of a global, branded healthcare company and deep pharmaceutical experience, he will be an invaluable addition to the Board. In addition to his other attributes, his 15years of senior compliance experience and broad regulatory expertise at a number of different companies, including Bausch +• Lomb and Schering-Plough, will prove particularly valuable. * back to top Peter J.Zimetbaum, M.D. Director since 2009 Dr. Zimetbaum. 47, has served as Director of Clinical Cardiology at Beth Israel Deaconess Medical Center in Boston (BIDMC) since 2005 and served as Director of Clinical Electrophysiology at BIDMC from 2001 to 2005. Additionally, since 2006. Dr. Zimetbaum has been an Associate Professor of Medicine at the Harvard Medical School (HMS), and he currently serves on the HMS Standing Committee on Conflicts of Interest. Dr. Zimetbaum received his M.D. degree from the Albert Einstein College of Medicine in 1990 and is board certified in both cardiovascular medicine and cardiovascular electrophysiology. Dr. Zimetbaum’s extensive experience in the practice of medicine and clinical trials provides the Board and management with the perspectives of physicians and other healthcare providers who use the Company’s products and with insight into the clinical trial process. His expertise in cardiology, including the cardiovascular safety profile of products, is a valuable resource to the Board and management in analyzing and developing current and potential portfolio drugs. In addition, his service on Harvard Medical School’s conflict of interest committee provides the Company with important insights on the ethics of healthcare.

^^^^ ^B ^^^B ^^^^ ^^ SEC Filings Date Title Type 07.18.2011 Proxy Statement DEFC14A 07.12.2011 Letter to our Shareholders DEFA14A 07.03.2011 PreNmm a rv Proxy Statement PRER14A 06.21.2011 Preliminary Proxy Statement PREC14A 06.20.2011 Letter to Employees DEFA14A 06.13.2011 Forest Laboratories Receives Notice of Director Nominees DEFA14A HOME PRESSRELEASES SHAREHOLDER LETTERS PRESENTATIONS OUR MOMIMEES SEC FILINGS CONTACT

^^^^ ^B ^^^B ^^^^ ^^ Contact For Media: Hugh Burns, Renee Soto or Lesley Bogdanow Sard Verbinnen & Go (212)637-8080 For Shareholders: MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 Call Collect: (212} 929-5500 Call Toll-Free: (800) 322-2885 Email: f rKproxv^m a cken zi epa rtn ers. com HOME PRESSRELEASES SHAREHOLDER LETTERS PRESENTATIONS OUR MOMIMEES SEC FILINGS CONTACT

^^^^ ^B ^^^B ^^^^ ^^ Important Information Forward Looking Information Exceptforthe historical information contained herein, the information on this website contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demandfor new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, changes in laws and regulations affecting the healthcare industry andthe riskfactors listedffom time to time in Forest Laboratories’ Annual Reports on Form 10-K (including the Annual Report on Form 10-Kforthe fiscal year ended March 31,2011), Quarterly Reports on Form 10-Q, and any subsequent SEC filings. Important Additional Information Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2011 Annual Meeting. On July 18. 2011. Forest Laboratories filed a definitive proxy statement (as it may be amended, the ‘“Proxy Statement”) with the U.S. Securities and Exchange Commission (the JSECT) in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO RE AD THE PROXY STATEMENT AMD ACCOMPANYING PROXY CARD AS THEY BECOME AVAILABLE AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of participants, andtheir direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including in Appendix B thereto. Shareholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC’s website at www.s&c.qov. Copies are also available at no charge at Forest Laboratories’ website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue. New York. New York 10022. HOME PRESSRELEASES SHAREHOLDER LETTERS PRESENTATIONS OUR NOMINEES SEC FILINGS CONTACT

July 18, 2011
Dear Fellow Shareholders,
The Board of Directors and senior management of Forest Laboratories, Inc. are committed to moving your company forward with one clear priority: delivering value for our shareholders.
Forest Has a Long History of Strong Execution and Delivering Shareholder Value, and a New Pipeline to Build Value in the Future
Forest’s track record of developing new products is one of the strongest in the industry. Over the last 10 years, Forest has received seven novel drug approvals, including four in the last five years, outpacing not only its specialty pharmaceutical peers but also some of the world’s largest global pharmaceutical companies.
•	In just the past 38 months, Forest has obtained five product approvals from five different divisions of the FDA and has launched Bystolic, Savella, Teflaro, Daliresp and Viibryd.

•	This year, we filed an NDA for aclidinium and will shortly file another for linaclotide.

•	Through this year’s acquisition of Clinical Data, we gained Viibryd, an exciting ready-to-launch product that returns Forest to the depression category, where the Company has long-standing expertise and had great success.

•	Today, the Company announced very positive preliminary top-line results from a Phase III study of levomilnacipran for the treatment of adults with major depressive disorder. A statistically significant improvement was achieved for levomilnacipran treated patients for all dose groups compared to placebo, a significant milestone in the ongoing development program for levomilnacipran.
In total, Forest has nine new products launching between 2008 and 2013 and six additional products in the Phase II/III pipeline expected to launch after 2014.

FOREST LABORATORIES, INC.	909 THIRD AVENUE	NEW YORK, NY 10022-4731

As detailed in the chart below, this strong execution has helped drive outsized shareholder returns:
•	Forest share price performance has exceeded that of the S&P 500 over both short (one-year and three-year) and long (20-year) time periods and has outperformed the AMEX Pharmaceutical Index (DRG) over both one-year and five-year time periods.

•	In the first six months of 2011, Forest shares have gained approximately 23% compared to a 5% gain in the S&P 500.

•	Since 2005, the Company has returned $4.4 billion in capital to shareholders through repurchases.

•	Over the last 10 years, Forest has increased revenue at a compound annual growth rate of 12.1% and grown earnings per share (EPS) at a compound annual growth rate of 16.5%.

We are proud of what we have achieved and are working diligently to ensure that we continue to grow and deliver shareholder returns in the years ahead.
2011: A Year of Strong Performance and Shareholder Returns
In fiscal 2011, we delivered very solid performance, growing net revenues by 8%, operating income by 41% and net income by 53%. The Company achieved these results notwithstanding increasing pricing pressures and emerging healthcare austerity measures.
Namenda continues to be a main driver of performance with continued strong growth. In addition, Lexapro also performed well and, along with its predecessor Celexa (citalopram), now accounts for just under one-third of antidepressant prescriptions in a market filled with generic competitors. Importantly, Bystolic, Savella, Teflaro, Viibryd and Daliresp, key long-term profit contributors, were launched successfully:
•	Sales of Bystolic, a vasodilating beta-blocker, were $264 million in fiscal 2011, and after three years on the market, it is still growing at a rate of over 30%.

•	Savella, for fibromyalgia, had sales of $90 million in fiscal 2011 and is also growing at the rate of 30%.

•	Over 1,300 hospitals have already tried Teflaro, and we expect it to be a widely used hospital antibiotic.

•	Daliresp was approved by the FDA in February as a treatment to reduce the risk of chronic obstructive pulmonary disease (COPD) exacerbations in patients with severe COPD. The COPD market is currently valued at approximately $5.5 billion.

•	Viibryd, which we purchased in April, treats depression in adults and has a favorable tolerability profile. We are optimistic about its prospects in this competitive market.

•	The Company also successfully advanced all of its pipeline products to the next stage of clinical development.

The strength of our business and balance sheet has enabled us to devote significant capital to business development opportunities while also regularly returning capital to our shareholders. In just the past year, the Company has repurchased over $1 billion in stock through accelerated share repurchase programs. In addition, the Company has an open authorization to repurchase up to an additional 27.0 million shares. Going forward, the Company has the capital to fund additional new business opportunities and execute additional share repurchases, as warranted.
Forest Has a Robust Late-Stage Pipeline, Including Our Highly Anticipated “Next Nine” Products
Due to our success building the Lexapro and Namenda franchises, we now are at an important juncture for the Company transitioning beyond these products. Forest is not unique in facing patent cliffs — they are a fact of life in our industry and all pharmaceutical companies have to prepare for them. Your Board and management team have been proactive in planning for this loss of exclusivity over many years and have already made significant progress in creating a robust pipeline that is already delivering significant value and has the potential to deliver even greater value both in the near and long-term, with patent protection expiring after 2020.
A total of nine new products have been launched or are expected to be launched by 2013. This includes two products launched in 2009 — Bystolic and Savella — and three additional products launched in just the last six months: Teflaro, Daliresp and Viibryd. In addition, the Company expects four new launches by 2013 and has six additional products in Phase II or later that are expected to mature in 2014 and beyond. We are very excited about these new products and expect them to drive growth and diversify revenue over the long term.
Importantly, our business development activities, which to date have produced all of the products in our pipeline, are ongoing. We are continuing to screen a wealth of opportunities in the market.
Ultimately, products are the root of any pharmaceutical company’s success. Our product development and commercialization achievements, based on the sustained execution of our strategic plan, have enabled us to surpass the productivity of even the largest pharmaceutical companies.
Your Experienced Board is Committed to Getting the Job Done
Your Board is composed of experienced, independent healthcare industry, legal and financial experts and has continued to evolve to respond to the current environment. Forest is committed to maintaining a strong and independent Board to oversee management and corporate affairs, and is determined to ensure that the Company is well-positioned to execute its strategy and deliver value to shareholders.
In the past five years, Forest has added two new independent directors to its Board: Dr. Nesli J. Basgoz, the Associate Chief for Clinical Affairs, Division of Infectious Diseases at Massachusetts General Hospital, joined in 2006 and Dr. Peter J. Zimetbaum, a Director of Clinical Cardiology at Beth Israel Deaconess Medical Center and an Associate Professor of Medicine at Harvard Medical School, joined in 2009. Both of these candidates have brought valuable medical experience in distinct and critical therapeutic areas.

This year, we have nominated three new highly experienced, independent directors and seven incumbent directors for election at this year’s Annual Meeting. Our new nominees —Messrs. Christopher J. Coughlin, Gerald M. Lieberman and Brenton L. Saunders — are highly accomplished professionals who, along with Forest’s seven incumbent directors, bring the critical perspective, financial acumen, operational skills, investor perspective and corporate governance experience that will be instrumental to our future growth and success as we focus on building and delivering value for all shareholders:
•	Mr. Coughlin was the Chief Financial Officer and Executive Vice President of Tyco International from 2005 to 2010 and remains an advisor to the Company. He has held a wide array of senior management positions, has a pharmaceutical background, and brings significant finance experience and compliance and corporate governance expertise. Among other things, Mr. Coughlin served as the Chief Financial Officer of Pharmacia from 1998 to 2003. He is currently serving as the lead independent director of Dun & Bradstreet, where he is a member of the Audit Committee and the Compensation and Benefits Committee, and he also serves on the board of Covidien plc, where he is the chair of its Compliance Committee.

A veteran of service and leadership on public company boards, Mr. Coughlin’s wide array of senior management positions in global companies, pharmaceutical background, finance experience and compliance and governance expertise will further equip the Board in making strategic decisions for the long-term growth of the Company.

•	Mr. Lieberman was most recently President and Chief Operating Officer of AllianceBernstein from 2004 to 2009, where he served since 1998. He brings an investment perspective and deep experience in finance, accounting and risk management. Among other things, Mr. Lieberman held a number of senior positions at Fidelity Investments from 1993 to 1998, including Chief Financial Officer and Chief of Administration, and was a member of Fidelity’s operating committee, reporting directly to the Chairman. Before joining Fidelity, Mr. Lieberman spent 14 years with Citicorp, where he served as Senior Human Resources Officer and a member of the policy committee, reporting to the Company’s Chairman and Chief Executive Officer.

Mr. Lieberman’s senior roles at AllianceBernstein and Fidelity Investments, premier investment and asset management firms, and his breadth and depth of experiences, including his finance and accounting expertise and career-long focus on risk management, enable him to provide important and valuable perspectives to the Board.

•	Mr. Saunders has been the Chief Executive Officer of Bausch + Lomb since March 2010. He brings operational experience as CEO of a global, branded healthcare company, as well as deep healthcare and pharmaceutical experience. Among other things, Mr. Saunders served as a senior executive with Schering-Plough from 2003 to 2010, most recently as President of Global Consumer Health Care. He also served as the Chief Risk Officer at Coventry Health Care between 1998 and 1999.

Given Mr. Saunders’ leadership experience as CEO of a global, branded healthcare company and deep pharmaceutical experiences, he will be an invaluable addition to the Board. In addition to his other attributes, his 15 years of senior compliance experience and broad regulatory expertise at a number of different companies, including Bausch + Lomb and Schering-Plough, will prove particularly valuable.
The full biographies of the three new candidates are contained in our proxy materials. William Candee and George Cohan will not be standing for re-election, and on behalf of the entire company, we would like to express our deepest appreciation and respect for their many contributions to Forest over the years.
YOUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR OUR FULL SLATE OF 10 HIGHLY QUALIFIED DIRECTORS AT THE ANNUAL MEETING
Your Board rigorously and continuously analyzes Forest’s business plan in light of the competitive landscape and regularly reviews all of the strategic options for positioning Forest to create the greatest value for shareholders. We firmly believe that Forest’s current strategic plan provides a unique opportunity to deliver significant value to shareholders. Moreover, our balance sheet is strong, and we are leveraging this flexibility to generate returns for shareholders.
Icahn’s Nominees Should be Rejected
Many of you may have heard or read about efforts by Mr. Carl Icahn, a shareholder who owns approximately 7% of Forest shares, to elect four hand-picked candidates to our Board. Forest’s Board has carefully reviewed and considered Mr. Icahn’s nominees, and based on that analysis, we have concluded that his four candidates are far less qualified than our slate. Importantly, Mr. Icahn’s nominees bring no operational experience whatsoever, and two of his candidates are hopelessly conflicted by their current service as Icahn-designees on the boards of biotech companies with which we will likely compete for product opportunities.
Mr. Icahn has offered no plan or strategy for the Company that would justify installing his four hand-picked nominees to our board. Instead, he has offered baseless criticism of the Board’s handling of the federal investigation into the Company’s marketing practices and its resolution. Over the course of the entire investigation, the Board has been closely involved in evaluating and addressing these issues as they have developed, and it continues to stand behind the Company’s decision to support the challenge to the potential exclusion action by the Department of Health & Human Services, Office of Inspector General.
Our Promise to Shareholders
We welcome opportunities to engage in constructive dialogue with shareholders, and our Board and management team appreciates the public and private support for our strategy that we have received from our shareholders. We will work hard to ensure that we continue to earn your support.

Your Board and senior management team are confident that we are on the right course to deliver a highly attractive return and enduring value for our shareholders. You should be assured that we will continue to re-evaluate our strategy and progress against that ultimate objective. If we are able to manage and grow our business, realize our pipeline opportunities, and allocate our capital prudently, we will be rewarded in the marketplace.
Your Vote is Important — Please Submit the WHITE Proxy Card Today
Our upcoming Annual Meeting on August 18, 2011 is an important event in shaping Forest’s future. Forest’s Board unanimously recommends that you vote for all of our highly qualified director nominees on the WHITE proxy card. You may vote by telephone, internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. We also urge you to discard any gold proxy card sent to you by Mr. Icahn or his affiliates.
On behalf of the board of directors, we thank you for your continued support of our Company.
Sincerely,
Howard Solomon
Chairman of the Board and Chief Executive Officer
Kenneth E. Goodman
Presiding Independent Director
Forward Looking Information
Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, changes in laws and regulations affecting the healthcare industry and the risk factors listed from time to time in Forest Laboratories’ Annual Reports on Form 10-K (including the Annual Report on Form 10-K for the fiscal year ended March 31, 2011), Quarterly Reports on Form 10-Q, and any subsequent SEC filings.

Important Additional Information
Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2011 Annual Meeting. On July 18, 2011, Forest Laboratories filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including Appendix B thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at Forest Laboratories’ website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact:
105 Madison Avenue
New York, NY 10016
frxproxy@mackenziepartners.com
(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885